Exhibit 8.2

[Letterhead of Stinson Leonard Street LLP]

August 8, 2014

Enventis Corporation

221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

Re:          Tax Opinion in Connection with Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Enventis Corporation, a Minnesota corporation (“Enventis”), in connection with the filing of a Registration Statement on S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the acquisition of Enventis by Consolidated Communications Holdings, Inc., a Delaware corporation (“Consolidated”).

On June 29, 2014, Consolidated, Enventis, and Sky Merger Sub Inc., a Minnesota corporation and a wholly-owned subsidiary of Consolidated (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).  The Merger Agreement provides for a merger in which Merger Sub will merge with and into Enventis with Enventis as the surviving entity (the “Merger”).  In the Merger, each issued and outstanding share of Enventis common stock will be converted into the right to receive 0.7402 shares of Consolidated common stock.  As a result of the Merger, the separate corporate existence of Merger Sub will cease and Enventis will continue as the surviving corporation and a wholly-owned subsidiary of Consolidated.  Terms not otherwise defined in this opinion letter shall have the same meaning as in the Merger Agreement.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, Officer’s Certificates from Consolidated and Enventis regarding certain representations made in connection with the Merger, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by Enventis, Consolidated, and others, including those set forth in the Officer’s Certificates.  We have no reason to believe that such facts, information, covenants and representations are not true, but have not attempted to verify them independently and expressly disclaim any opinion as to their validity and accuracy.

On the basis of such examination, and subject to the qualifications set forth herein, (1) we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) the statements in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” insofar as such statements relate to matters of United States federal income tax law and legal conclusions with respect to those matters, represent our opinion (subject to the qualifications contained therein) as to the material United States federal tax laws referred to therein.

Our opinion that the Merger will qualify as a “reorganization” within the meaning of Code Section 368 is predicated on the future consummation of the Merger according to the terms of the Merger Agreement, the Officer’s Certificates from Consolidated and Enventis being accurate as of the Effective Time of the Merger, and there being no material change in law and in the terms of the Merger Agreement between now and the Effective Time of the Merger.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein.  We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.  Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related to or undertaken in connection with the Merger.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.  We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Sincerely,

/s/ STINSON LEONARD STREET LLP

STINSON LEONARD STREET LLP